Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of MGM MIRAGE on Form S-3 of our reports dated March 10, 2006, relating to the financial statements and financial statement schedule of MGM MIRAGE, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of MGM MIRAGE for the year ended December 31, 2005 and to the reference to us under the heading “Independent Registered Public Accounting Firms” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
May 8, 2006